Contact: John Lamb VP & CFO 360.697.6626 investors@orminc.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                             NASDAQ:POPE

POULSBO, Wash.
May 5, 2017

POPE RESOURCES REPORTS FIRST QUARTER INCOME OF $3.4 MILLION

Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $3.4 million, or $0.77 per ownership unit, on revenue of $17.3 million for the quarter ended March 31, 2017. This compares to net loss attributable to unitholders of $1.0 million, or $0.25 per ownership unit, on revenue of $11.1 million for the first quarter of 2016.

Cash provided by operations for the quarter ended March 31, 2017 was $2.7 million, compared to cash used in operations of $2.0 million for the first quarter of 2016.

In January 2017, ORM Timber Fund II, Inc. (Fund II) sold a 6,500-acre parcel of timberland for $26.5 million, recognizing a gain on sale of $12.5 million, with $2.5 million of the gain attributable to Pope Resources’ unitholders based upon the Partnership’s 20% interest in Fund II.

“Our overall average log price realizations improved slightly compared to the previous quarter, with lower-valued species mix masking improvements in the markets for Douglas-fir and whitewood sawlogs,” said Tom Ringo, President and CEO. “We trace this improvement in log markets to reductions in log supply caused by unusual amounts of rain and snow in our Pacific Northwest operating region, combined with incremental demand due to market expectations of pending duties on Canadian lumber imports.”

First quarter highlights

•
Harvest volume was 27.3 MMBF in Q1 2017 compared to 15.6 MMBF in Q1 2016, a 75% increase. These harvest volume figures do not include timber deed sales of 0.3 MMBF in Q1 2017 sold by ORM Timber Fund III. The harvest volume and log price realization metrics cited below also exclude these timber deed sales, except as noted otherwise.

•	Average realized log price per thousand board feet (MBF) was $596 in Q1 2017 compared to $591 per MBF in Q1 2016, a 1% increase.

•
As a percentage of total harvest, volume sold to domestic markets in Q1 2017 decreased to 59% from 60% in Q1 2016, while the mix of volume sold to export markets was 22% in Q1 2017 compared to 18% in Q1 2016. Hardwood, cedar and pulpwood log sales make up the balance of harvest volume.

•	Fund II recognized a gain of $12.5 million on the sale of one of its tree farms in January 2017. This sale generated a $5.5 million distribution to the Partnership.

•	The Partnership acquired 1,648 acres of timberland in western Washington for $5.0 million, or $3,004 per acre.

First quarter operating results

Fee Timber:
Fee Timber operating income for Q1 2017 was $16.6 million compared to $2.5 million for Q1 2016. Our Q1 2017 results reflect a $12.5 million gain on the sale of one of Fund II’s tree farms in northwestern Oregon, without which our Q1 2017 operating income would have been $4.1 million. Other than the gain on sale of the tree farm, the increase in operating income was driven primarily by the 75% increase in harvest volume as we had back-loaded our 2016 harvest to the fourth quarter during which we produced 44% of our annual harvest volume.

Timberland Investment Management:
Operating losses incurred by this segment for Q1 2017 and Q1 2016 totaled $966,000 and $666,000, respectively, after eliminating revenue earned from managing the Funds of $848,000 and $815,000 for Q1 2017 and Q1 2016, respectively. The increase in operating loss is primarily attributable to professional fees associated with the late 2016 launch of our fourth timber fund, as well as additional personnel costs to manage our expanding timber fund portfolio.
Real Estate:
Our Real Estate segment posted operating losses of $1.2 million and $1.0 million for Q1 2017 and Q1 2016, respectively. In Q1 2016, we closed on the sale of nine single-family lots from our Harbor Hill development as opposed to no land sales in Q1 2017.

General & Administrative (G&A):
G&A expenses were $1.7 million for Q1 2017 and $1.6 million for Q1 2016 with the increase primarily due to higher incentive compensation accruals driven by this year’s improvement in our unit trading price.

Outlook

Unlike 2016, our 2017 harvest volume should be distributed more evenly throughout the year. We expect our total 2017 harvest volume to be between 112 and 118 MMBF, including timber deed sales. In our Real Estate segment, we expect to close on the sale of up to 93 single-family lots from our Harbor Hill project, the majority of which we expect to occur in the fourth quarter, as well as a number of other potential land and conservation easement sales.

The financial schedules accompanying this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 210,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland and earning fee revenue from managing the funds for third-party investors. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at

www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives, and about management’s plans for future operations and strategies. These statements reflect management’s estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management’s expectations for future log prices, harvest volumes and markets, and statements about our expectations for future sales in our Real Estate segment. Readers, however, should note that all statements other than expressions of historical fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial condition to fall short of expectations, or that may cause us to deviate from our current plans, include our ability to accurately predict fluctuations in log markets domestically and internationally, and to adjust our harvest volumes in a timely and appropriate manner; political sensitivities and events, including the reactions of foreign governments and international treaty organizations and similar bodies, that may affect the cost of competing products and demand for our products; our ability to anticipate and manage interest rate risk as it affects our borrowing costs; fluctuations in interest rates that affect the U.S. housing market and related demand for our products from that market; our ability to estimate the cost of ongoing and changing environmental remediation obligations, including our ability to anticipate and address the political and regulatory climate that impacts these obligations; our ability to consummate various pending and anticipated real estate transactions on the terms management expects; our ability to manage our timber funds and their assets in a manner that our investors consider acceptable, and to raise additional capital or establish new funds on terms that are advantageous to the Partnership; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; the effects of competition, particularly by larger and better-financed competitors; fluctuations in foreign currency exchange rates that affect both competition for sales of our products and our customers’ demand for them; the effect of current and potential treaties and other international agreements that affect the supply of logs in the United States and demand for logs overseas; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; our ability to anticipate and mitigate potential impacts of our operations on adjacent properties; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate other liabilities associated with our assets. Other factors are set forth in that part of our Annual Report on Form 10-K entitled “Risk Factors.”

Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(all amounts in $000’s, except per unit amounts)

	Quarter ended March 31,
	2017	2016

Revenue	$17,345	$11,069
Cost of sales	(11,201)	(7,140)
Operating expenses	(5,963)	(4,977)
Gain on sale of timberland	12,503	226
Operating income (loss)	12,684	(822)
Interest expense, net	(1,010)	(658)
Income (loss) before income taxes	11,674	(1,480)
Income tax expense	(56)	(50)
Net income (loss)	11,618	(1,530)
Net (income) loss attributable to noncontrolling interests	(8,248)	496
Net income (loss) attributable to Pope Resources’ unitholders	$3,370	$(1,034)

Basic and diluted weighted average units outstanding	4,325	4,311

Basic and diluted earnings (loss) per unit	$0.77	$(0.25)

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000’s)

	March 31, 2017				December 31, 2016
Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Cash	$1,871	$2,489	$—	$4,360	$2,937
Land and timber held for sale	7,873	—		7,873	20,503
Other current assets	4,689	838	(669)	4,858	8,766
Total current assets	14,433	3,327	(669)	17,091	32,206
Timber and roads, net	70,079	209,314		279,393	279,793
Timberland	19,026	36,127		55,153	54,369
Land held for development	24,674			24,674	24,390
Buildings and equipment, net	5,513	13		5,526	5,628
Investment in ORM Timber Funds	14,245		(14,245)	—	—
Deferred tax and other assets	2,290			2,290	2,664
Total assets	$150,260	$248,781	$(14,914)	$384,127	$399,050

Liabilities and equity:
Current liabilities	$4,632	$1,941	$(669)	$5,904	$7,279
Current portion of long-term debt	5,120			5,120	5,119
Current portion of environmental remediation	5,520			5,520	8,650
Total current liabilities	15,272	1,941	(669)	16,544	21,048
Long-term debt	70,994	57,274		128,268	125,291
Environmental remediation and other long-term liabilities	4,038			4,038	4,247
Total liabilities	90,304	59,215	(669)	148,850	150,586
Partners’ capital	59,956	189,566	(189,566)	59,956	59,133
Noncontrolling interests			175,321	175,321	189,331
Total liabilities and equity	$150,260	$248,781	$(14,914)	$384,127	$399,050

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(all amounts in $000’s)

	Quarter ended March 31,
	2017	2016

Net income (loss)	$11,618	$(1,530)
Add back (deduct):
Depletion	4,922	2,330
Equity-based compensation	605	416
Real estate project expenditures	(1,825)	(569)
Depreciation and amortization	110	184
Deferred taxes	65	—
Cost of land sold	230	904
Gain on sale of timberland	(12,503)	(226)
Gain on disposal of property and equipment	(1)	(13)
Change in environmental remediation liability	(3,329)	(3,222)
Change in other operating accounts	2,832	(234)
Cash provided by (used in) operations	$2,724	$(1,960)

SEGMENT INFORMATION
(all amounts in $000’s)

	Quarter ended March 31,
	2017	2016

Revenue:
Partnership Fee Timber	$9,106	$4,390
Funds Fee Timber	7,706	5,362
Total Fee Timber	16,812	9,752
Timberland Investment Management	—	8
Real Estate	533	1,309
Total	$17,345	$11,069
Operating income (loss):
Fee Timber	$16,568	$2,484
Timberland Investment Management	(966)	(666)
Real Estate	(1,217)	(1,036)
General & Administrative	(1,701)	(1,604)
Total	$12,684	$(822)

SELECTED STATISTICS

	Quarter ended March 31,
	2017	2016
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	16.0	8.6
Whitewood	5.5	2.7
Cedar	0.7	0.9
Hardwood	0.5	0.6
Pulpwood - all species	4.6	2.8
Total	27.3	15.6

Log sale volumes by destination (million board feet):
Domestic	16.1	9.4
Export	6.1	2.8
Hardwood	0.5	0.6
Pulpwood	4.6	2.8
Subtotal log sale volumes	27.3	15.6
Timber deed sale	0.3	—
Total	27.6	15.6

Average price realizations by species (per thousand board feet):	Quarter ended March 31,
	2017	2016
Sawlogs
Douglas-fir	$663	$620
Whitewood	548	490
Cedar	1,369	1,514
Hardwood	615	539
Pulpwood - all species	290	312
Overall	596	591

Average price realizations by destination (per thousand board feet):
Domestic	$653	$653
Export	670	669
Hardwood	615	539
Pulpwood	290	312
Overall log sales	596	591
Timber deed sale	229	—

Timberland acres owned by the Partnership	120,000	111,000
Timberland acres owned by Funds	88,000	94,000
Depletion expense per MBF - Partnership tree farms	$72	$43
Depletion expense per MBF - Fund tree farms	$289	$221
Capital and development expenditures ($000’s)	$2,183	$941

PERIOD TO PERIOD COMPARISONS
(Amounts in $000’s except per unit data)

Q1 2017 vs.
Q1 2016
Net income (loss) attributable to Pope Resources’ unitholders:
1st Quarter 2017	$3,370
1st Quarter 2016	(1,034)
Variance	$4,404

Detail of earnings variance:
Fee Timber
Log volumes (A)	$6,915
Log price realizations (B)	137
Gain on sale of timberland	12,277
Timber deed sale	72
Production costs	(2,150)
Depletion	(2,592)
Other Fee Timber	(575)
Timberland Investment Management	(300)
Real Estate
Land sales	(85)
Other Real Estate	(96)
General & Administrative costs	(97)
Net interest expense	(352)
Income taxes	(6)
Noncontrolling interest	(8,744)
Total variance	$4,404

(A) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.
(B) Price variance calculated by extending the change in average realized price by current period volume.